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                                   EXHIBIT D

         The name and principal occupation or employment, which in each instance is with The Aries Trust ("Aries Trust") located at 375 Park Avenue, Suite 1501, New York, New York, 10152, of each executive officer and director of Aries Trust is as follows:

                                             PRINCIPAL OCCUPATION
         NAME                                   OR EMPLOYMENT

Aries Financial Services, Inc.               Investment Manager

MeesPierson (Cayman) Limited                 Trustee

         Exhibit B is hereby incorporated by reference.

Item 2.

         During the five years prior to the date hereof, neither of the above persons (to the best of Aries Trust's knowledge) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Items 3-6.

         Please refer to Items 3-6 herein reporting the beneficial ownership.